Exhibit 99.1

The Arena Group Announces Debt Maturity Extensions, Supporting Refinancing Efforts

New York, NY – January 7, 2026 – The Arena Group Holdings, Inc. (NYSE: AREN) (“The Arena Group” or “the Company”), the brand, data and IP company home to iconic brands such as TheStreet, Parade, Men’s Journal, Athlon Sports, ShopHQ and more, today announced that it has entered into agreements with its lenders to extend the maturity dates of two existing debt facilities, providing additional flexibility as the Company continues to advance its refinancing plans.

Specifically, the Company has extended the maturity of its Term Loan with Renew Group Private Limited from Dec. 31, 2026 to Dec. 31, 2027, and the Company made a principal payment to retire $13 million of debt reducing outstanding principal to $97.7 million as of Dec. 31, 2025. Similarly, the Company extended the maturity of its Line of Credit with Simplify Inventions LLC from Dec. 1, 2026 to Dec. 1, 2027, and reduced the facility size from $50 million to $25 million. The facility remains undrawn at Dec. 31, 2025 and the company has adequate liquidity with cash on the balance sheet of over $9 million as of Dec. 31, 2025 after the paydown.

“The flexibility provided by these extensions validates our commitment to securing the most favorable long-term capital structure for the Company,” said Paul Edmondson, CEO of The Arena Group. “We remain focused on executing a disciplined refinancing process that prioritizes long-term value creation over speed.”

The Company believes these extensions provide the Company with sufficient runway to continue its pursuit of a permanent financing solution. This deliberate approach allows the Company adequate time to finalize a long-term facility on favorable terms.

About The Arena Group

The Arena Group Holdings, Inc (NYSE:AREN) is a brand, data and IP company that builds, acquires, and scales high-performing digital assets. We combine technology, storytelling, and entrepreneurship to create deep content verticals that engage passionate audiences across sports & leisure, lifestyle, and finance. Through our portfolio of owned and operated brands including TheStreet, Parade, Men’s Journal, Athlon Sports, the Adventure Network (Surfer, Powder, Bike, etc), ShopHQ and others, we deliver trusted content and meaningful experiences to millions of users each month. Visit us at thearenagroup.net to learn more.

Media Contact

Morgan Fitzgerald

morgan.fitzgerald@thearenagroup.net

Investor Relations Contact

Rob Fink, FNK IR

aren@fnkir.com

646.809.4048